Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

May 19, 2015
Fiat Chrysler Automobiles N.V.
25 St. James’s Street,
London SW1A 1HA,
United Kingdom.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $1,500,000,000 principal amount of 4.500% Senior Notes due 2020 (the “2020 Notes”) of Fiat Chrysler Automobiles N.V. (the “Company”), to be issued in exchange for the Company’s outstanding 4.500% Senior Notes due 2020 (the “Initial 2020 Notes”) pursuant to the indenture, dated as of April 14, 2015 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and (ii) $1,500,000,000 principal amount of 5.250% Senior Notes due 2023 (the “2023 Notes,” and together with the 2020 Notes, the “Securities”) of the Company, to be issued in exchange for the Company’s outstanding 5.250% Senior Notes due 2023 (the “Initial 2023 Notes” and, together with the “Initial 2020 Notes,” the “Initial Securities”) pursuant to the Indenture, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that, assuming the Securities have been duly authorized, executed, issued and delivered under Dutch law, when (i) the Registration Statement on Form F‑4 relating to the Securities (the “Registration Statement”) has become effective under the Act and (ii) the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered in exchange for the Initial Securities as contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Dutch law, we note that you have received an opinion, dated the date hereof, of Loyens & Loeff N.V.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP